UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 7, 2012

 BASSETT FURNITURE INDUSTRIES, INCORPORATED

(Exact name of registrant as specified in its charter)

VIRGINIA	0-209	54-0135270
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3525 FAIRYSTONE PARK HIGHWAY BASSETT, VIRGINIA	24055
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 276/629-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 7, 2012 Bassett Furniture Industries, Inc. (the “Company”) reported that it expects to receive a distribution of approximately $9 million of antidumping duties that have been withheld by U.S. Customs and Border Protection (“Customs”). The Continued Dumping and Subsidy Offset Act of 2000 (“CDSOA”) provides for the distribution of antidumping duties collected by Customs to eligible domestic producers that supported a successful antidumping petition (“Supporting Producers”). As previously disclosed, the Company has received such distributions as a result of its support of an antidumping petition on imports of wooden bedroom furniture from China. Certain manufacturers who did not support the antidumping petition (“Non-Supporting Producers”) filed actions in the United States Court of International Trade challenging the CDSOA's “support requirement” and seeking to share in the distributions. As a result, Customs held back a portion of those distributions (“the Holdback”) pending resolution of the Non-Supporting Producers' claims. The Court of International Trade dismissed all of the actions of the Non-Supporting Producers, who appealed to the United States Court of Appeals for the Federal Circuit. Customs advised that it expected to distribute the Holdback to the Supporting Producers after March 9, 2012. The Non-Supporting Producers sought injunctions first from the Court of International Trade and, when those efforts were unsuccessful, from the Federal Circuit directing Customs to retain the Holdback until the Non-Supporting Producers' appeals were resolved.

On March 5, 2012, the Federal Circuit denied the motions for injunction, “without prejudicing the ultimate disposition of these cases.” As a result, the Company expects to receive a CDSOA distribution in the approximate amount of $9 million sometime after March 9, 2012. The Company has been informed that Customs expects to make the distribution by mid-April of 2012, but there is no legally binding deadline for Customs to do so by then. Moreover, if the Federal Circuit were to reverse the decisions of the Court of International Trade and determine that the Non-Supporting Producers are entitled to CDSOA distributions, it is possible that Customs may seek to have the Company return all or a portion of the Company's share of the Holdback.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

Date: March 7, 2012	By:	/s/ Robert H. Spilman, Jr.
Robert H. Spilman, Jr.
President and Chief Executive Officer